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                          LOAN AND SECURITY AGREEMENT


                                 BY AND BETWEEN



             BOLLINGER INDUSTRIES, INC., BOLLINGER INDUSTRIES, L.P.
                                 AND NBF, INC.



                                      AND


                          FOOTHILL CAPITAL CORPORATION




                          DATED AS OF AUGUST 16, 1996



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                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
1.      DEFINITIONS AND CONSTRUCTION.   . . . . . . . . . . . . . . . . .     1
        1.1      Definitions  . . . . . . . . . . . . . . . . . . . . . .     1
        1.2      Accounting Terms . . . . . . . . . . . . . . . . . . . .    13
        1.3      Code . . . . . . . . . . . . . . . . . . . . . . . . . .    13
        1.4      Construction . . . . . . . . . . . . . . . . . . . . . .    13
        1.5      Schedules and Exhibits . . . . . . . . . . . . . . . . .    13

2.      LOAN AND TERMS OF PAYMENT   . . . . . . . . . . . . . . . . . . .    14
        2.1      Revolving Advances . . . . . . . . . . . . . . . . . . .    14
        2.2      Letters of Credit and Letter of Credit Guarantees  . . .    15
        2.3      Overadvances . . . . . . . . . . . . . . . . . . . . . .    16
        2.4      Interest: Rates, Payments, and Calculations  . . . . . .    16
        2.5      Crediting Payments; Application of Collections . . . . .    18
        2.6      Statements of Obligations  . . . . . . . . . . . . . . .    19
        2.7      Fees . . . . . . . . . . . . . . . . . . . . . . . . . .    19

3.      CONDITIONS; TERM OF AGREEMENT   . . . . . . . . . . . . . . . . .    20
        3.1      Conditions Precedent to Initial Advance, L/C, or L/C
                 Guarantee  . . . . . . . . . . . . . . . . . . . . . . .    20
        3.2      Conditions Precedent to All Advances, L/Cs, or L/C
                 Guarantees . . . . . . . . . . . . . . . . . . . . . . .    21
        3.3      Term; Automatic Renewal  . . . . . . . . . . . . . . . .    22
        3.4      Effect of Termination  . . . . . . . . . . . . . . . . .    22
        3.5      Early Termination by Borrower  . . . . . . . . . . . . .    22
        3.6      Termination Upon Event of Default  . . . . . . . . . . .    22

4.      CREATION OF SECURITY INTEREST   . . . . . . . . . . . . . . . . .    23
        4.1      Grant of Security Interest . . . . . . . . . . . . . . .    23
        4.2      Negotiable Collateral  . . . . . . . . . . . . . . . . .    23
        4.3      Collection of Accounts, General Intangibles,
                 Negotiable Collateral  . . . . . . . . . . . . . . . . .    23
        4.4      Delivery of Additional Documentation Required  . . . . .    23
        4.5      Power of Attorney  . . . . . . . . . . . . . . . . . . .    24
        4.6      Right to Inspect . . . . . . . . . . . . . . . . . . . .    24

5.      REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . .    24
        5.1      No Prior Encumbrances  . . . . . . . . . . . . . . . . .    24
        5.2      Eligible Accounts  . . . . . . . . . . . . . . . . . . .    24
        5.3      Eligible Inventory . . . . . . . . . . . . . . . . . . .    25
        5.4      Location of Inventory and Equipment  . . . . . . . . . .    25
        5.5      Inventory Records  . . . . . . . . . . . . . . . . . . .    25
        5.6      Location of Chief Executive Office; FEIN . . . . . . . .    25
        5.7      Due Organization and Qualification; No Subsidiaries  . .    25
        5.8      Due Authorization; No Conflict . . . . . . . . . . . . .    25




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
        5.9      Litigation . . . . . . . . . . . . . . . . . . . . . . .    25
        5.10     No Material Adverse Change in Financial Condition  . . .    26
        5.11     Solvency . . . . . . . . . . . . . . . . . . . . . . . .    26
        5.12     Employee Benefits  . . . . . . . . . . . . . . . . . . .    26
        5.13     Environmental Condition  . . . . . . . . . . . . . . . .    27
        5.14     Patents, Copyrights and Trademarks . . . . . . . . . . .    27
        5.15     Material Agreements  . . . . . . . . . . . . . . . . . .    27
        5.16     Reliance by Foothill; Cumulative . . . . . . . . . . . .    27

6.      AFFIRMATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . .    27
        6.1      Accounting System  . . . . . . . . . . . . . . . . . . .    27
        6.2      Collateral Reports . . . . . . . . . . . . . . . . . . .    28
        6.3      Schedules of Accounts  . . . . . . . . . . . . . . . . .    28
        6.4      Financial Statements, Reports, Certificates  . . . . . .    28
        6.5      Tax Returns  . . . . . . . . . . . . . . . . . . . . . .    29
        6.6      Guarantor Reports  . . . . . . . . . . . . . . . . . . .    29
        6.7      Designation of Inventory . . . . . . . . . . . . . . . .    29
        6.8      Returns  . . . . . . . . . . . . . . . . . . . . . . . .    29
        6.9      Title to Equipment . . . . . . . . . . . . . . . . . . .    30
        6.10     Maintenance of Equipment . . . . . . . . . . . . . . . .    30
        6.11     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . .    30
        6.12     Insurance  . . . . . . . . . . . . . . . . . . . . . . .    30
        6.13     Financial Covenants  . . . . . . . . . . . . . . . . . .    31
        6.14     No Setoffs or Counterclaims  . . . . . . . . . . . . . .    31
        6.15     Location of Inventory and Equipment  . . . . . . . . . .    31
        6.16     Compliance with Laws . . . . . . . . . . . . . . . . . .    32
        6.17     Employee Benefits  . . . . . . . . . . . . . . . . . . .    32
        6.18     Leases . . . . . . . . . . . . . . . . . . . . . . . . .    32
        6.19     Material Agreements  . . . . . . . . . . . . . . . . . .    33

7.      NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . .    33
        7.1      Indebtedness . . . . . . . . . . . . . . . . . . . . . .    33
        7.2      Liens  . . . . . . . . . . . . . . . . . . . . . . . . .    33
        7.3      Restrictions on Fundamental Changes  . . . . . . . . . .    34
        7.4      Extraordinary Transactions and Disposal of Assets  . . .    34
        7.5      Change Name  . . . . . . . . . . . . . . . . . . . . . .    34
        7.6      Guarantee  . . . . . . . . . . . . . . . . . . . . . . .    34
        7.7      Restructure  . . . . . . . . . . . . . . . . . . . . . .    34
        7.8      Prepayments  . . . . . . . . . . . . . . . . . . . . . .    34
        7.9      Change of Control  . . . . . . . . . . . . . . . . . . .    34
        7.10     Capital Expenditures . . . . . . . . . . . . . . . . . .    34
        7.11     Consignments . . . . . . . . . . . . . . . . . . . . . .    34
        7.12     Distributions  . . . . . . . . . . . . . . . . . . . . .    34
        7.13     Accounting Methods . . . . . . . . . . . . . . . . . . .    35
        7.14     Investments  . . . . . . . . . . . . . . . . . . . . . .    35
        7.15     Transactions with Affiliates . . . . . . . . . . . . . .    35
        7.16     Suspension . . . . . . . . . . . . . . . . . . . . . . .    35




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
        7.17     Compensation . . . . . . . . . . . . . . . . . . . . . .    35
        7.18     Use of Proceeds  . . . . . . . . . . . . . . . . . . . .    35
        7.19     Change in Location of Chief Executive Office;
                 Inventory and Equipment with Bailees . . . . . . . . . .    35

8.      EVENTS OF DEFAULT   . . . . . . . . . . . . . . . . . . . . . . .    36

9.      FOOTHILL'S RIGHTS AND REMEDIES  . . . . . . . . . . . . . . . . .    38
        9.1      Rights and Remedies  . . . . . . . . . . . . . . . . . .    38
        9.2      Remedies Cumulative  . . . . . . . . . . . . . . . . . .    39

10.     TAX AND EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . .    40

11.     WAIVERS; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . .    40
        11.1     Demand; Protest; etc.  . . . . . . . . . . . . . . . . .    40
        11.2     Foothill's Liability for Collateral  . . . . . . . . . .    40
        11.3     Indemnification  . . . . . . . . . . . . . . . . . . . .    40
        11.4     Suretyship Waivers and Consents  . . . . . . . . . . . .    41

12.     NOTICES   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44

13.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER  . . . . . . . . . . .    46

14.     DESTRUCTION OF BORROWER'S DOCUMENTS   . . . . . . . . . . . . . .    46

15.     GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . .    46
        15.1     Effectiveness  . . . . . . . . . . . . . . . . . . . . .    46
        15.2     Successors and Assigns . . . . . . . . . . . . . . . . .    46
        15.3     Section Headings . . . . . . . . . . . . . . . . . . . .    47
        15.4     Interpretation . . . . . . . . . . . . . . . . . . . . .    47
        15.5     Severability of Provisions . . . . . . . . . . . . . . .    47
        15.6     Amendments in Writing  . . . . . . . . . . . . . . . . .    47
        15.7     Counterparts; Telefacsimile Execution  . . . . . . . . .    47
        15.8     Revival and Reinstatement of Obligations . . . . . . . .    47
        15.9     Integration  . . . . . . . . . . . . . . . . . . . . . .    48




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                        INDEX OF SCHEDULES AND EXHIBITS



SCHEDULES

Schedule E-1              Locations of Eligible Inventory

Schedule P-1              Permitted Liens

Schedule R-1              Real Property

Schedule 5.7              Affiliates

Schedule 5.9              Litigation

Schedule 6.15             Locations of Inventory and Equipment


EXHIBITS

Exhibit 5.14              Patents, Copyrights and Trademarks




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
                          LOAN AND SECURITY AGREEMENT


        This LOAN AND SECURITY AGREEMENT, is entered into as of August 16, 1996, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and BOLLINGER INDUSTRIES, INC., a Delaware corporation ("Inc."), BOLLINGER INDUSTRIES, L.P., a Texas limited partnership ("L.P.") and NBF, INC., a Georgia corporation ("ANBF"), jointly and severally, (collectively "Borrower"), with their chief executive office located at 222 West Airport Freeway, Irving, Texas 75062.


                              W I T N E S S E T H:

        WHEREAS, Inc., L.P. and NBF are interrelated entities which, collectively, constitute an integrated entity;

        WHEREAS, the shareholders and directors of Inc. and NBF and the partners of L.P. view the three entities as sufficiently dependent upon each other and so interrelated, that any advances made by Foothill hereunder to one of the constituent entities would benefit the other of the constituent entities as a result of their consolidated operations and identity of interests, and

        WHEREAS, Inc., L.P. and NBF have each requested that Foothill treat them as co-borrowers hereunder, as a single, consolidated business enterprise, jointly and severally responsible for the Obligations hereunder, so as to permit advances to be allocated among the constituent entities as may be, from time to time, in the best interest of the combined group; and

        WHEREAS, Foothill is willing to proceed on the basis of treating all of the borrowing entities as a single, consolidated business enterprise, and view their operations on a consolidated basis as requested by Inc., L.P. and NBF; and

        WHEREAS, Foothill is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        The parties agree as follows:


1.      DEFINITIONS AND CONSTRUCTION.

        1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:




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
                 "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of an Account.

                 "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                 "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

                 "Agreement" means this Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

                 "Authorized Officer" means any officer, partner or officer of any partner of Borrower.

                 "Average Unused Portion of Maximum Amount" means (a) the Maximum Amount; less (b) the sum of: (i) the average Daily Balance of advances made by Foothill under Section 2.1 that were outstanding during the immediately preceding month, plus (ii) the average Daily Balance of the undrawn L/Cs and L/C Guarantees issued by Foothill under Section 2.2 that were outstanding during the immediately preceding month.

                 "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amended, and any successor statute.

                 "Borrower" has the meaning set forth in the preamble to this Agreement.

                 "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrowers properties or assets (including the Collateral or the Real Property) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information.

                 "Borrowing Base" has the meaning set forth in Section 2.1.

                 "Business Day" means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

                 "Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than twenty-five percent




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
(25%) of the total voting power of all classes of stock then outstanding or of partnership interests of Borrower normally entitled to vote in the election of directors or a vote of partners.

                 "Closing Date" means the date of the initial advance hereunder or the date of the initial issuance of an L/C or an L/C Guaranty hereunder, whichever occurs first.

                 "Code" means the California Uniform Commercial Code.

                 "Collateral" means each of the following: the Accounts; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; the Real Property; any money, or other assets of Borrower which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                 "Consolidated Current Assets" means, as of any date of determination, the aggregate amount of all current assets of Borrower and its subsidiaries calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets.

                 "Consolidated Current Liabilities" means, as of any date of determination, the aggregate amount of all current liabilities of Borrower and its subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all advances outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

                 "Corporate Guarantors" means Bollinger Operating Corp., Bollinger Holding Corp., Bollinger Sports, Inc., C.G. Products, Inc. and Tarbox, Inc.

                 "Daily Balance" means the amount of an Obligation owed at the end of a given day.

                 "Debtor" has the meaning set forth in Section 11.4.

                 "Dilution" means, as of the date of determination, the total of all chargebacks, returns, advertising claims, discounts, contra accounts, write-offs in favor of or held by Account Debtors and any other item that could reduce or otherwise impair the full and timely collection of Accounts, expressed as a percentage of cash collections plus dilutive items, determined on a three (3) month rolling basis.

                 "Early Termination Premium" has the meaning set forth in
Section 3.5.

                 "Eligible Accounts" means those Accounts created by Borrower in the ordinary course of business that arise out of Borrower's sale of goods or rendition of services, that strictly comply with all of Borrower's representations and warranties to Foothill, and that are and at all times shall continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

                 (a) Accounts with respect to which the Account Debtor has failed to pay within one hundred twenty (120) days of invoice date or sixty
(60) days past due, Accounts with selling terms of more than seventy- five (75) days (or, in the case of Sportsmart, Inc., and Service Merchandise, ninety (90) days), and all Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within one hundred twenty (120) days of invoice date;

                 (b) Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

                 (c) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional, except as otherwise approved by Foothill;

                 (d) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada, and which are not either (i) covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill, or (ii) supported by one or more letters of credit that are assignable by their terms and have been delivered to Foothill in an amount, of a tenor, and issued by a financial institution, acceptable to Foothill;

                 (e) Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States;

                 (f) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

                 (g) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed ten percent (10%) of all Eligible Accounts (or, in the case of Service Merchandise and Dayton-Hudson, fifteen percent (15%)), to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, in the case of Wal-Mart or K-Mart, such percentage shall be:

            (i)  From March 1 - September 30   (i)   thirty percent (30%) of
                 each year                           as to each

            (ii) From October 1 - February 28  (ii)  seventy percent of each
                 year                                (70%) as to both combined

                 (h) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

                 (i) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

                 (j) Accounts that are payable in other than United States Dollars; and

                 (k) Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

                 "Eligible Inventory" means Inventory (net of reserves for obsolescence and reserves for restructuring charges as determined in Foothill's reasonable discretion) consisting of first quality finished goods held for sale in the ordinary course of Borrower's business and raw materials for such finished goods, that are located at Borrower's premises identified on Schedule E-1, are acceptable to Foothill in all respects, and strictly comply with all of Borrower's representations and warranties to Foothill. Eligible Inventory shall not include slow moving or obsolete items, restrictive or custom items, work-in-process, Pacer and Pro-tec Inventory, components that are not part of finished goods, spare parts, packaging and shipping materials, supplies used or consumed in Borrower's business, Inventory at any location other than those set forth on Schedule E-1, Inventory subject to a security interest or lien in favor of any third Person, bill and hold goods, Inventory that is not subject to Foothill's perfected security interests, Inventory the sale of which by or on behalf of Foothill may be restricted by any Person claiming a right or interest in such Inventory (or any trademark, license, copyright, patent or other right or interest relating to such Inventory), defective goods, "seconds," and Inventory acquired on consignment. Eligible Inventory shall be valued at the lower of Borrower's cost or market value; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit determination. All references to Eligible Inventory, other than such references in Section 2.1(a), shall be deemed to include Inventory In-Transit.

                 "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

                 "ERISA Affiliate" means any trade or business (whether or not incorporated) which, within the meaning of Section 414 of the IRC, is: (i) under common control with Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which Borrower is also treated as a member; or (iv) is otherwise aggregated with the Borrower for purposes of the employee benefits requirements listed in IRC Section 414(m)(4).

                 "ERISA Event" means any one or more of the following: (i) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (ii) a Prohibited Transaction with respect to any Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make;
(vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

                 "Event of Default" has the meaning set forth in Section 8.

                 "Excess Availability" means the amount, as of the date any determination thereof is to be made, equal to:

                 (a) the lesser of (i) the Borrowing Base (based on the applicable advance rates set forth in Section 2.1(a) hereof), subject to the sublimits and availability reserves from time to time established by Foothill hereunder, minus the sum of the aggregate amount of all undrawn or unreimbursed L/Cs and L/C Guarantys (exclusive of Inventory L/Cs) together with the Inventory L/C Reserve Amount and (ii) the Maximum Amount minus the aggregate amount of all undrawn or unreimbursed L/C and L/C Guarantys (including Inventory L/Cs); plus

                 (b)      unrestricted cash of Borrower; minus

                 (c)      the amount of all then outstanding and unpaid
Obligations.

                 "FEIN" means Federal Employer Identification Number.

                 "Foothill" has the meaning set forth in the preamble to this Agreement.

                 "Foothill Expenses" means all: costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Collateral or Real

Property appraisals), real estate survey, environmental audit, and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral or the Real Property, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                 "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

                 "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

                 "Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or AEP toxicity"; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources;
(c) any flammable substances or explosives or any radioactive materials; and
(d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

                 "Indebtedness" means: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capital leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

                 "Individual Guarantors" means Glenn Bollinger and Bobby Bollinger.


                 "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                 "In-Transit Inventory Reserve" means a reserve in an amount acceptable to Foothill to cover the costs of freight, duty, customs and other costs relating to the importation of inventory.

                 "Intercreditor Agreement" means the Intercreditor Agreement among Borrower, Old Lender and Foothill, of even date.

                 "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

                 "Inventory In-Transit" means all Inventory which is Eligible Inventory however is in-transit for direct delivery to Borrower, Borrower holds good legal title to Inventory, the Inventory is adequately insured for full replacement value, and such Inventory are not located at a port of shipping for more than thirty (30) days prior to shipment.

                 "Inventory L/C Reserve Amount" means the sum of (i) forty-eight percent (48%) of the aggregate Inventory Letters of Credit plus (ii) an amount sufficient to reserve for associated freight, duty, customs and other related costs. The reserve amount of forty-eight percent (48%) would increase by one percent (1.0%) per month, for seven months, effective on the first day of each month commencing September 1, 1996.

                 "Inventory Letter of Credit" means a documentary L/C issued to support the purchase by Borrower of Inventory prior to transit to a location set forth on Schedule E-1, that satisfy the following conditions: (a) all draws thereunder must require presentation of customary documentation (including, if applicable, commercial invoices, packing list, certificate of origin, bill of lading or airway bill, customs clearance documents, quota statement, inspection certificate, beneficiaries statement, and bill of exchange, bills of lading, dock warrants, dock receipts, warehouse receipts, or other documents of title) in form and substance reasonably satisfactory to Foothill and reflecting the passage to Borrower of title to

Inventory conforming to Borrower's contract with the seller thereof, (b) the Inventory covered by such L/C would, but for its not being located at a location set forth on Schedule E-1, be Eligible Inventory, (c) the Inventory shall be fully insured and (d) such L/C shall cease to be an "Inventory Letter of Credit" at such time, if any, as the goods purchased thereunder become Eligible Inventory.

                 "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                 "L/C" has the meaning set forth in Section 2.2(a).

                 "L/C Guaranty" has the meaning set forth in Section 2.2(a).

                 "Loan Documents means this Agreement, the Lockbox Agreements, the Mortgages, any other note or notes executed by Borrower and payable to Foothill, and any other agreement entered into in connection with this Agreement.

                 "Lockbox Account" shall mean the depositary account established pursuant to the respective Lockbox Agreement.

                 "Lockbox Agreements" means those certain Lockbox Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lockbox Banks.

                 "Lockbox Banks" means Bank One Texas, N.A.

                 "Maximum Amount" means Twenty Five Million Dollars ($25,000,000); provided, upon Borrower's request and upon Foothill's receipt of a participation commitment (in addition to the Ten Million Dollars ($10,000,000) commitment of Coast Business Credit) in form acceptable to Foothill, the Maximum Amount shall be increased by the amount of such additional participation commitment but, in no event, greater than Thirty Million Dollars ($30,000,000).

                 "Maximum Foothill Amount" means that portion of the Maximum Amount for which Foothill shall be responsible, exclusive of any participations, with Participants, which amount is Fifteen Million Dollars ($15,000,000).

                 "Maximum Rate" means the maximum rate of interest permitted by applicable law as the same exists from day to any during the term of this Agreement, including, to the extent that Texas law as the same exists from day to day during the term of this Agreement, including, to the extent that Texas law may apply to the rights of the parties hereunder notwithstanding the choice of California law contained in Section 13 hereof (and without any intent of the parties to diminish or negate the intent or effect of the provisions of Section 13 hereof), the greatest of either (i) the "indicated rate ceiling" as defined in Article 1.04, Title 79, Revised Civil Statutes of Texas (the "Act") with said indicated rate ceiling being adjusted weekly as when permitted under the Act, (ii) the "annual ceiling" or the "quarterly ceiling" from time to time in effect as referred to and defined in the Act, upon the giving of notice by Foothill of its election to utilize the "annual ceiling" or the "quarterly ceiling" to the extent permitted by the Act and with the effect provided in Section (h)(1) of the Act, (iii) the rate permitted by any federal law if such federal law applies or may be applied to this transaction and when and for so long as the rate permitted thereunder is greater than that permitted under clause (i) or clause (ii) hereof, or (iv) the maximum rate permitted by law when and as the law changes to permit a greater maximum rate that stated in clauses (i), (ii) or (iii) above.

                 "Mortgages" means one or more mortgages, deeds of trust, or deeds to secure debt, executed by Borrower in favor of Foothill, the form and substance of which shall be satisfactory to Foothill, that encumber the Real Property and the related improvements thereto.

                 "Multiemployer Plan" means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

                 "Negotiable Collateral" means all of Borrower's present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities (including the shares of stock of subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

                 "Obligations" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums (including Early Termination Premiums), the unpaid portion of the commitment fee, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees, lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                 "Old Lender" means NationsBank Texas N.A.

                 "Overadvance" has the meaning set forth in Section 2.3.

                 "Participant" means any Person, other than Foothill, that has committed to provide a portion of the financing contemplated herein.

                 "Pay-Off Letter" means a letter, in form and substance reasonably satisfactory to Foothill, from Old Lender respecting the amount necessary to repay all but Two Million Dollars ($2,000,000) of the obligations of Borrower owing to Old Lender and obtain a termination or release of all of the security interests or liens existing in favor of Old Lender in and to the properties or assets of Borrower.

                 "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

                 "Permitted Liens" means: (a) liens and security interests held by Foothill; (b) liens for unpaid taxes that are not yet due and payable;
(c) liens and security interests set forth on Schedule P- 1 attached hereto;
(d) purchase money security interests and liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.10, and so long as the security interest or lien only secures the purchase price of the asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Agreement; (g) mechanics', materialmen's, warehousemen's, or similar liens that arise by operation of law; and (h) exceptions listed in the title insurance or commitment therefor to be delivered by Borrower hereunder in respect of the Real Property; and (i) pledges or deposits made in the ordinary course of business to secure non- delinquent obligations (not in excess of $25,000) existing under statutory requirements consisting of worker's compensation, unemployment insurance, and similar legislation.

                 "Permitted Protest" means the right of Borrower to protest any lien, tax, rental payment, or other charge, other than any such lien or charge that secures the Obligations, provided (i) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (ii) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (iii) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the liens or security interests of Foothill in and to the property or assets of Borrower.

                 "Person" means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                 "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

                 "Prohibited Transaction" means any transaction described in
Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of
Section 4975(c) of the IRC.

                 "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

                 "Real Property" means the parcel or parcels of real property and the related improvements thereto identified on Schedule R- 1, and any parcels of real property hereafter acquired by Borrower.

                 "Reference Rate" means the highest of the variable rates of interest, per annum, most recently announced by Norwest Bank Minnesota, N.A., or any successor to any of the foregoing institutions, as its "prime rate" or "reference rate," as the case may be, irrespective of whether such announced rate is the best rate available from such financial institution.

                 "Renewal Date" has the meaning set forth in Section 3.3.

                 "Reportable Event" means any event described in Section 4043 (other than Subsections (b)(7) and (b)(9)) of ERISA.

                 "Revolving Advances" has the meaning set forth in Section
2.1(a).

                 "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and
(e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                 "Subordinated Debt" means the Indebtedness of the Borrower owed to each of Bobby Bollinger, Glenn Bollinger and Dell Bollinger subordinated to the Obligations hereunder in accordance with the terms, respectively, of the Subordination Agreement.

                 "Subordination Agreement" means the Subordination Agreement of even date among Bobby Bollinger, Glenn Bollinger and Dell Bollinger and Foothill.

                 "Syndicated Amount" means that portion of the Maximum Amount equal to the aggregate financing commitments (to the extent not breached or terminated) of all Participants, which amount is presently Ten Million Dollars ($10,000,000).

                 "Tangible Net Worth" means, as of the date any determination thereof is to be made, the difference of: (a) the sum of (i) Borrower's total stockholder's or partner's equity (deficit); (ii) the Subordinated Debt (exclusive of debt owed to Old Lender); and (iii) the minority interest in any subsidiary shareholder's or partner's equity; minus (b) the sum of (i) all intangible assets of Borrower; (ii) all of Borrower's prepaid expenses; and
(iii) all amounts due to Borrower from Affiliates; in each case, calculated on a consolidated basis.

                 "Unfunded Benefit Liability" means the excess of a Plan's benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to
Section 412 of the IRC for the applicable plan year.

                 "Voidable Transfer" has the meaning set forth in Section 15.8.

                 "Working Capital" means the result of subtracting Consolidated Current Liabilities from Consolidated Current Assets.

        1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

        1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

        1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

        1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.      LOAN AND TERMS OF PAYMENT.

        2.1      REVOLVING ADVANCES.

                 (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make revolving advances to Borrower in an amount at any one time outstanding not to exceed the Borrowing Base less: (i) the undrawn or unreimbursed amount of L/Cs and L/C Guarantees outstanding hereunder for all L/Cs and L/C Guarantees which are not Inventory Letters of Credit and
(ii) the Inventory L/C Reserve Amount regarding Inventory Letters of Credit. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the sum of: (i) an amount equal to the lesser of: (y) seventy-five percent (75%) of the amount of Eligible Accounts, and (z) an amount equal to Borrower's collections with respect to Accounts for the immediately preceding sixty (60) day period; provided, however, that the foregoing initial advance rate of seventy-five percent (75%) shall be subsequently reduced by one percentage point for each percentage point of Dilution in excess of twelve percent (12%); and (ii) an amount equal to the lowest of: (x) the sum of (a) fifty-two percent (52%) of the amount of Eligible Inventory exclusive of Inventory In- Transit and (b) fifty-two percent (52%) of Inventory In-Transit (provided, advances on Inventory In-Transit shall not exceed Three Million Dollars ($3,000,000), valued at the lower of cost or market value as determined by Foothill minus (c) the In-Transit Inventory Reserve, (y) the amount of credit availability created by Section 2.1(a)(i) above multiplied by one hundred thirty three percent (133%), and (z) Fifteen Million Dollars ($15,000,000). The advance rate of fifty-two percent (52%) against Eligible Inventory and Inventory In-Transit shall be reduced by one percent (1%) per month for the seven months, effective on the first day of each month commencing on September 1, 1996.

                 (b) Anything to the contrary in Section 2.1(a) above notwithstanding, Foothill may reduce its advance rates based upon Eligible Accounts or Eligible Inventory or establish availability reserves without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral.

                 (c) Foothill shall have no obligation to make Revolving Advances hereunder to the extent they would cause the outstanding Obligations to exceed the lesser of: (i) the Maximum Amount or (ii) the Maximum Foothill Amount plus the Syndicated Amount.

                 (d) Foothill is authorized to make Revolving Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower, or without instructions if pursuant to Section 2.4(d). Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the Revolving Advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any Revolving Advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

        2.2      LETTERS OF CREDIT AND LETTER OF CREDIT GUARANTEES.

                 (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of Borrower (each, an "L/C") or to issue standby letters of credit or guarantees of payment (each such letter of credit or guaranty, an "L/C Guaranty") with respect to commercial or standby letters of credit issued by another Person for the account of Borrower in an aggregate face amount not to exceed the lesser of: (i) the Borrowing Base less the sum of (A) the amount of advances outstanding pursuant to Section 2.1, and (B) the undrawn and unreimbursed amount of L/C's and L/C Guarantees for L/Cs and L/C Guarantees which are not Inventory Letters of Credit and (C) the Inventory L/C Reserve Amount regarding Inventory Letters of Credit and (ii) Four Million Dollars ($4,000,000). Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each L/C and each letter of credit that is the subject of an L/C Guaranty shall have an expiry date no later than sixty (60) days prior to the date on which this Agreement is scheduled to terminate under Section 3.3 (without regard to any potential renewal term) and all such L/Cs and letters of credit (and the applicable L/C Guarantees) shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guarantees and Inventory Letters of Credit to the extent that the face amount of all outstanding L/Cs and L/C Guarantees, plus the amount of advances outstanding pursuant to Section 2.1, would exceed the lesser of: (y) the Maximum Amount, or (z) the Maximum Foothill Amount plus the Syndicated Amount. The L/Cs and the L/C Guarantees issued under this Section 2.2 shall be used by Borrower, consistent with this Agreement, for its general working capital purposes or to support its obligations with respect to workers' compensation premiums or other similar obligations. If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced immediately shall be deemed to be a Revolving Advance made by Foothill to Borrower pursuant to Section 2.1 and, thereafter, shall bear interest at the rates then applicable under Section 2.4.

                 (b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

                 (c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

                 (d) Any and all service charges, commissions, fees, and costs as established from time to time by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill. On the first day of each month, Borrower will pay Foothill a fee equal to two percent (2%) per annum times the average Daily Balance of the L/Cs and L/C Guarantees that were outstanding during the immediately preceding month. Service charges, commissions, fees, and costs may be charged to Borrower's loan account at the time the service is rendered or the cost is incurred.

                 (e) Immediately upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral to be held by Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any Person under outstanding L/C Guarantees, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

        2.3 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 and 2.2 is greater than either the dollar or percentage limitations set forth in Sections
2.1 or 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay non-contingent Obligations and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to L/Cs or L/C Guarantees.

        2.4      INTEREST: RATES, PAYMENTS, AND CALCULATIONS.

                 (a) Interest Rate. (i) All Obligations, except for undrawn L/Cs and L/C Guarantees shall bear interest, on the average Daily Balance, at a per annum rate equal to the lesser of one and three-quarters (1.75) percentage points above the Reference Rate or the Maximum Rate.

                 (b) Default Rate. (i) All Obligations, except for undrawn L/Cs and L/C Guarantees shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate equal to the lesser of four and three-quarters (4.75%) percentage points above the Reference Rate or the Maximum Rate. (ii) From and after the occurrence and during the continuance of an Event of Default, the fee provided in Section 2.2(d) shall be increased to a fee equal to five percent (5%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month.

                 (c) Minimum Interest. In no event shall the rate of interest chargeable hereunder be less than eight percent (8%) per annum.

                 (d) Payments. Interest hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all installments or any other note or other Loan Document to Borrower's loan account, which amounts thereafter shall accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                 (e) Computation. The Reference Rate as of the date of this Agreement is eight and one-quarter percent (8.25%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                 (f) However, if at any time the applicable interest rate shall exceed the Maximum Rate and thereafter the applicable interest rate shall become less than the Maximum Rate, the rate of interest payable hereunder shall, at the option of Foothill, be the Maximum Rate until the total interest paid by Borrower equals the amount which would have been paid but for the applicable interest rate having been in excess of the Maximum Rate. If at maturity of final payment of the Obligations the total amount of interest paid or accrued on the Obligations under the provisions of Sections 2.4(a) and (b) is less than the total amount of interest which would have accrued if the applicable interest rate had at all times been in effect, then Borrower to the fullest extent permitted by law, shall pay to Lender an amount equal to the difference between (a) the amount of interest which would have accrued on the Obligations if the applicable interest rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the provisions of Sections 2.4 (a) and (b).

                 (g) Interest Savings. It is the intention of the parties hereto to conform strictly to all usury laws applicable to this transactions contemplated hereby would be usurious under applicable law (including the laws of the United States of America or any jurisdiction whose laws may be mandatorily applicable notwithstanding the other provisions of the Agreement), then, notwithstanding anything to the contrary in the Agreement or in any other instrument or agreement entered into in connection herewith, it is agreed as follows" (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged, or received under this Agreement or under any other instruments or agreements or otherwise in connection herewith shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be credited on the principal amount of the Obligations (or, if the principal amount of the Obligations shall have been paid in full, refunded to Borrower); and (ii) in the event that the maturity of the Obligations is accelerated for any reason under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under applicable law may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the principal amount of the Obligations (or, if the principal amount of the Obligations shall have been repaid in full, refunded to Borrower). In determining whether or not the interest paid or payable with respect to any indebtedness of Borrower to Foothill, under any specific contingency, exceeds the Maximum Rate, Borrower and Foothill shall, to the maximum extent permitted by applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof,
(iii) amortize the applicable interest on the Obligations so that the actual rate of interest on account of such indebtedness does not exceed the maximum amount permitted by applicable law and/or (iv) allocate interest between portions of such indebtedness, so that no such portion shall bear interest at a rate greater than that permitted by applicable law.

        2.5 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for two (2) Business Days of 'clearance' at the rate set forth in Section 2.4(a)(i) or
Section 2.4(b)(i), as applicable, on all collections, checks, wire transfers, or other items of payment that are received by Foothill (regardless of whether forwarded by the Lockbox Banks to Foothill, whether provisionally applied to reduce the Obligations, or otherwise). This across-the-board two (2) Business Day clearance charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and irrespective of the level of Borrowers Obligations to Foothill. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill only if it is received into Foothill's Operating Account (as such account is identified in the Lockbox Agreements) on or before 11:00 a.m. Los Angeles time. If any wire transfer, check, or other item of payment is received into Foothills Operating Account (as such account is identified in the Lockbox Agreements) after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

        2.6 STATEMENTS OF OBLIGATIONS. Foothill shall render monthly statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within sixty (60) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

        2.7      FEES.  Borrower shall pay to Foothill the following fees:

                 (a) Commitment Fee. A one time fee of Two Hundred Fifty Thousand Dollars ($250,000) which has been earned in full and is due and payable in twelve equal monthly installments commencing on the Closing Date and continuing on the first day of each month thereafter until paid in full;

                 (b) Unused Line Fee. On the first day of each month during the term of this Agreement, a fee in an amount equal to one-half of one percent (2%) per annum times the Average Unused Portion of the Maximum Amount (including on any increases in the Maximum Amount);

                 (c) Annual Facility Fee. On the Closing Date, a fee in an amount equal to one percent (1%) of the Maximum Amount and on the first anniversary of the Closing Date, a fee equal to one-half percent (2%) of the Maximum Amount, such fee to be fully earned and payable on each such date;

                 (d) Financial Examination, Documentation, and Appraisal Fees. Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents; Foothill's customary appraisal fee of One Thousand Dollars ($1,500) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by Foothill plus the cost of third party Inventory appraisals which will be conducted no less frequently than annually; and, on each anniversary of the Closing Date, Foothill's customary fee of One Thousand Hundred Dollars ($1,000) per year for its loan documentation review; and

                 (e) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to Three Thousand Five Hundred Dollars ($3,500) per month.

                 (f) Other. Borrower has paid to Foothill a cost deposit of Seventy-Five Thousand Dollars ($75,000), any unexpended excess of which (if any) shall be applied to Borrower's Obligations.

                 (g) Line Increase Fee. If the Maximum Amount is increased above Twenty-Five Million Dollars ($25,000,000), upon the date of such increase Borrower shall pay a fee in an amount equal to one percent (1%) of such increase.

3.      CONDITIONS; TERM OF AGREEMENT.

        3.1 CONDITIONS PRECEDENT TO INITIAL ADVANCE, L/C, OR L/C GUARANTEE. The obligation of Foothill to make the initial advance or to provide the initial L/C or L/C Guarantee is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                 (a) the Closing Date shall occur on or before August 16, 1996;

                 (b) Old Lender shall have executed and delivered the Pay-Off Letter and the Intercreditor Agreement, together with UCC termination statements and other documentation evidencing the termination or a subordination of its liens and security interests in and to the properties and assets of Borrower in form and substance satisfactory to Foothill in its sole discretion;

                 (c) Foothill shall have received searches reflecting the filing of its financing statements and fixture filings;

                 (d) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                          i)      the Lockbox Agreements;

                          ii)     continuing guaranties from Individual
Guarantors;

                          iii)    the Mortgages and title policies;

                          iv)     continuing guaranties and security agreements
from Corporate Guarantors together with UCC filings and searches in form and substance satisfactory to Lender;

                 (e) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

                 (f) Foothill shall have received copies of Borrower's Bylaws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                 (g) Foothill shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

                 (h) Foothill shall have received certificates of corporate status with respect to Borrower, each dated within fifteen (15) days of the Closing Date, such certificates to be issued by the Secretary of State of the states in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or properties and assets of Borrower, which certificates shall indicate that Borrower is in good standing;

                 (i) Foothill shall have received the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.12 hereof, the form and substance of which shall be satisfactory to Foothill and its counsel;

                 (j) Foothill shall have received and recorded a deed of trust on the Real Property together with a policy of title insurance insuring the lien of such deed of trust;

                 (k) Foothill shall have received landlord waivers from the lessors of the locations where the Inventory or Equipment is located;

                 (l) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion;

                 (m) Foothill shall have received satisfactory evidence that all returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income and franchises (including Real Property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

                 (n) the Excess Availability as determined by Foothill on the Closing Date after giving effect to the payoff to Old Lender shall not be less than One Million Dollars ($1,000,000) after giving effect to the initial advances under Sections 2.1 and 2.2 hereof and the payments of all fees and expenses payable upon the consummation of the initial transactions contemplated by this Agreement;

                 (o) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel; and

                 (p) Foothill shall have received satisfactory evidence that Borrower's accounts payable have not materially increased in their average days past due nor have materially deteriorated in any way since the date of Foothill's last audit of such information.

        3.2 CONDITIONS PRECEDENT TO ALL ADVANCES, L/CS, OR L/C GUARANTEES. The following shall be conditions precedent to all advances, L/Cs, or L/C Guarantees hereunder:

                 (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such advance, L/C, or L/C Guaranty, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                 (b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance, L/C, or L/C Guaranty, nor shall either result from the making thereof; and

                 (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance or the issuance of such L/C or L/C Guaranty shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

        3.3 TERM; AUTOMATIC RENEWAL. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is three (3) years from the Closing Date, unless sooner terminated pursuant to the terms hereof. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

        3.4 EFFECT OF TERMINATION. On the date of termination, all Obligations (including contingent reimbursement obligations under any outstanding L/Cs or L/C Guarantees) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral and the Real Property shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated.

        3.5 EARLY TERMINATION BY BORROWER. The provisions of Section 3.3 that allow termination of this Agreement by Borrower only on the Renewal Date notwithstanding, Borrower has the option, at any time upon ninety (90) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to the full amount of the L/Cs or L/C Guarantees), together with a premium (the "Early Termination Premium") equal to:

                 Year of this Agreement
                 During Which
                 Termination Occurred              Percent of Maximum Amount
                 --------------------              -------------------------
                       1st year                              4.0%
                       2nd year                              1.5%
                       3rd year                              1.0%


        3.6 TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this Section 3.6 shall be deemed included in the Obligations.

4.      CREATION OF SECURITY INTEREST.

        4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral or the Real Property.

        4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

        4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, NEGOTIABLE COLLATERAL. On or before the Closing Date, Foothill, Borrower, and the Lockbox Banks shall enter into the Lockbox Agreements, in form and substance satisfactory to Foothill in its sole discretion, pursuant to which all of Borrower's cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) will be forwarded to Foothill on a daily basis. At any time, Foothill or Foothills designee may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothills trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower.

        4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and the Real Property, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

        4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4; (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower as soon as reasonably practicable; (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and
(g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

        4.6 RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral or the Real Property in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral or the Real Property.

5.      REPRESENTATIONS AND WARRANTIES.

        Borrower represents and warrants to Foothill as follows:

        5.1 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral and the Real Property, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens and those liens fully satisfied and terminated upon the Closing Date.

        5.2 ELIGIBLE ACCOUNTS. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a Borrowing Base calculation or certification, bona fide existing obligations created by the sale and delivery of

Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a Borrowing Base calculation or certification, Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account.

        5.3 ELIGIBLE INVENTORY. All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects.

        5.4 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.15 or otherwise permitted by Section 6.15.

        5.5 INVENTORY RECORDS. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

        5.6 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement. Inc.'s FEIN is 75-2502577, L.P.'s FEIN is 75- 2502573 and NBF's FEIN is 58-2110622.

        5.7 DUE ORGANIZATION AND QUALIFICATION; NO SUBSIDIARIES. Borrower is duly organized and existing and in good standing under the laws of the state of its incorporation or certification, respectively, and is qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral or the Real Property to Foothill. Borrower has no subsidiaries other than as described in Schedule 5.7.

        5.8 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's articles, certificate of incorporation, by-laws, organizational documents, partnership agreements or certificate of limited partnership, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

        5.9 LITIGATION. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff;

(b) matters disclosed on Schedule 5.9; and (c) and matters arising after the date hereof that, if decided adversely to Borrower, would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interests in the Collateral or the Real Property.

        5.10 NO MATERIAL ADVERSE CHANGE IN FINANCIAL CONDITION. All financial statements relating to Borrower or any Corporate Guarantor or Individual Guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP, (except as to the Individual Guarantors) and fairly present Borrower's (or such Corporate Guarantor or Individual Guarantor) as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower (or such Corporate Guarantor or Individual Guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

        5.11 SOLVENCY. Borrower and each Corporate Guarantor is Solvent. No transfer of property is being made by Borrower or any Corporate Guarantor and no obligation is being incurred by Borrower or any Corporate Guarantor in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

        5.12 EMPLOYEE BENEFITS. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC. Each Qualified Plan and Multiemployer Plan has been determined by the Internal Revenue Service to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under Section 501 of the IRC, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. No Plan subject to Title IV of ERISA has any Unfunded Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or
(y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of

Borrower. Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC.

        5.13 ENVIRONMENTAL CONDITION. Except as disclosed in writing to Foothill, none of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

        5.14 PATENTS, COPYRIGHTS AND TRADEMARKS. Borrower has no registered trademarks or copyrights and has not applied for or been issued any patents by any governmental authority or instrumentality thereof other than those listed on Exhibit 5.14.

        5.15 MATERIAL AGREEMENTS. Each agreement that is material to the Borrower, taken as a whole, is in full force and effect and no default or event that, with the giving of notice, or the passage of time, would constitute a default, has occurred and is continuing under any such agreement.

        5.16 RELIANCE BY FOOTHILL; CUMULATIVE. Each warranty and representation contained in this Agreement automatically shall be deemed repeated (except to the extent such warranty or representation relates solely to an earlier date) with each advance or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

6.      AFFIRMATIVE COVENANTS.

        Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

        6.1 ACCOUNTING SYSTEM. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Foothill. Borrower also shall keep proper books of account showing all sales, claims, and allowances on its Inventory.

        6.2 COLLATERAL REPORTS. Borrower shall deliver to Foothill, no later than the tenth (10th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft. Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor with, at Foothill's request, a copy to Foothill, and, at Foothill's direction, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill. Borrower shall deliver to Foothill, as Foothill may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill. In addition, from time to time, Borrower shall deliver to Foothill such other and additional information or documentation as Foothill may request.

        6.3 SCHEDULES OF ACCOUNTS. With such regularity as Foothill shall require, Borrower shall provide Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit Foothill's security interests or other rights in and to the Accounts.

        6.4 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Borrower agrees to deliver to Foothill: (a) as soon as available, but in any event within thirty (30) days after the end of each month during each of Borrower's fiscal years, a company prepared balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more subsidiaries, or Affiliates, or is a subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

                 Together with the above, Borrower and each Corporate Guarantor also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders or partners, and any other report reasonably requested by Foothill relating to the Collateral, the Real Property, or the financial condition of Borrower.

                 Each month, together with the financial statements provided pursuant to Section 6.4(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer or individual responsible for the financial affairs of Borrower to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrower; (ii) Borrower is in timely compliance with all of its covenants and agreements hereunder; (iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

                 Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

        6.5 TAX RETURNS. Borrower agrees to deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

        6.6 GUARANTOR REPORTS. Borrower agrees to cause each Individual Guarantor and Corporate Guarantor to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than thirty (30) days after the same are required to be filed by law.

        6.7 DESIGNATION OF INVENTORY. Borrower shall now and from time to time hereafter, but not less frequently than monthly, execute and deliver to Foothill a designation of Inventory specifying Borrower's cost and the wholesale market value of Borrower's raw materials, work in process, and finished goods, and further specifying such other information as Foothill may reasonably request.

        6.8 RETURNS. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum

(with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. On a daily basis, Borrower shall notify Foothill of all returns and recoveries and of all disputes and claims.

        6.9 TITLE TO EQUIPMENT. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

        6.10 MAINTENANCE OF EQUIPMENT. Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

        6.11 TAXES. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

        6.12     INSURANCE.

                 (a) Borrower, at its expense, shall keep the Collateral and the Real Property insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral and the Real Property, as well as insurance against larceny, embezzlement, and criminal misappropriation.

                 (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason.
Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any such policy shall be payable to Foothill to be applied on account of the Obligations.

        6.13     FINANCIAL COVENANTS.  Borrower shall maintain:

                 (a) Current Ratio. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities of at least 1.05 to one (1.05:1.0), measured on a fiscal quarter-end basis;

                 (b) Total Liabilities to Tangible Net Worth Ratio. A ratio of Borrower's total liabilities divided by Tangible Net Worth measured on a fiscal quarter-end basis of not more than:

                 Date of Fiscal Quarter-End           Ratio
                 --------------------------           -----
                 9/30/96                              4.75:1.0
                 12/31/96                             4.50:1.0
                 3/31/97                              4.0:1.0
                 6/30/97                              4.0:1.0
                 9/30/97                              4.0:1.0
                 12/31/97 (and thereafter)            3.75:1.0

                 (c) Tangible Net Worth. Tangible Net Worth measured on a fiscal quarter-end basis of at least:

                 Date of Fiscal Quarter-End           Tangible Net Worth
                 --------------------------           ------------------
                 9/30/96                              $ 9,300,000
                 12/31/96                             $10,250,000
                 3/31/97                              $10,250,000
                 6/30/97                              $ 9,500,000
                 9/30/97                              $ 9,500,000
                 12/31/97                             $11,000,000
                 3/31/98                              $11,000,000
                 6/30/98                              $10,250,000
                 9/30/98                              $10,250,000
                 12/31/98 (and thereafter)            $11,000,000

        6.14 NO SETOFFS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

        6.15 LOCATION OF INVENTORY AND EQUIPMENT. Borrower shall keep the Inventory and Equipment only at the locations identified on Schedule 6.15; provided, however, that Borrower may amend Schedule 6.15 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill.

        6.16 COMPLIANCE WITH LAWS. Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral and the Real Property to Foothill.

        6.17     EMPLOYEE BENEFITS.

                 (a) Borrower shall deliver to Foothill a written statement by the chief financial officer of Borrower specifying the nature of any of the following events and the actions which Borrower proposes to take with respect thereto promptly, and in any event within ten (10) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA Event with respect to any Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC under Section 4006(a)(3)(E) of ERISA with respect to any Plan; and (iii) any lien on the assets of Borrower arising in connection with any Plan.

                 (b) Borrower shall also promptly furnish to Foothill copies prepared or received by Borrower or an ERISA Affiliate of: (i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Plan; (iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iv) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC; (v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (y) a termination described in
Section 4041A of ERISA, or (z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA; (vi) the adoption of any new Plan that is subject to Title IV of ERISA or Section 412 of the IRC by Borrower or any ERISA Affiliate; (vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

        6.18 LEASES. Borrower shall pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, and without the necessity of declaring an Event of Default, to reserve an amount equal to such unpaid amounts from the loan availability created under Section 2.1 hereof.

        6.19 MATERIAL AGREEMENTS. Borrower shall duly observe and perform all material terms and conditions of each agreement to which it is party and that is material to Borrower, taken as a whole. Borrower shall promptly notify Foothill of all material notices or communications in respect of any such material agreement and provide Foothill with copies of the same.


7.      NEGATIVE COVENANTS.

        Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

        7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                 (a)      Indebtedness evidenced by this Agreement;

                 (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

                 (c)      the Subordinated Debt;

                 (d)      Indebtedness secured by Permitted Liens; and

                 (e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

        7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted liens to the extent that the original Indebtedness is refinanced under Section 7.1(d) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

        7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, partnership interests, or other evidence of beneficial ownership of any Person.

        7.4 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Enter into any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets (other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted).

        7.5 CHANGE NAME. Change Borrower's name, FEIN, business structure, or identity, or add any new fictitious name.

        7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill.

        7.7 RESTRUCTURE. Make any change in Borrower's financial structure, the principal nature of Borrower's business operations, or the date of its fiscal year.

        7.8 PREPAYMENTS. Except in connection with a refinancing permitted by Section 7.1(d), prepay any Indebtedness owing to any third Person.

        7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

        7.10 CAPITAL EXPENDITURES. Make any capital expenditure, or any commitment therefor where the aggregate amount of such capital expenditures, made or committed for in any fiscal year is in excess of Seven Hundred Fifty Thousand Dollars ($750,000).

        7.11 CONSIGNMENTS. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, except as provided in Schedule 6.15.

        7.12 DISTRIBUTIONS. Make any distribution or declare or pay any dividends or partnership distributions (in cash or otherwise) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, or any partnership interest, whether now or hereafter outstanding.

        7.13 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral and the Real Property or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

        7.14 INVESTMENTS. Directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person.

        7.15 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in arm's length transaction with a non-Affiliate.

        7.16 SUSPENSION. Suspend or go out of a substantial portion of its business.

        7.17 COMPENSATION. Increase the annual fee or per-meeting fees paid to directors during any year by more than fifteen percent (15%) over the prior year; pay or accrue total cash compensation, during any year, to executive officers (as defined in Borrower's Form 10-K) and senior management employees in an aggregate amount in excess of one hundred fifteen percent (115%) of that paid or accrued in the prior year.

        7.18 USE OF PROCEEDS. Use the proceeds of the advances made hereunder for any purpose other than: (a) on the Closing Date, to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Old Lender; (b) to pay transactional costs and expenses incurred in connection with this Agreement; and (c) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

        7.19 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Borrower covenants and agrees that it will not, without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

        7.20 SUBORDINATED DEBT. Borrower shall not repay any Subordinated Debt except to Dell Bollinger as provided in the Subordination Agreement with respect to payments of principal to Dell Bollinger only and payments of interest on Subordinated Debt.

        7.21 TAX LIEN. Borrower shall have sixty (60) days from the Closing Date to satisfy and have released a Federal tax lien of Fifteen Thousand Dollars ($15,000) and Foothill may reserve such amount from its Revolving Advances.


8.      EVENTS OF DEFAULT.

        Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

        8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

        8.2 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill;

        8.3 If there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Foothill or a material impairment of the value or priority of Foothill's security interests in the Collateral or the Real Property;

        8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

        8.5      If an Insolvency Proceeding is commenced by Borrower;

        8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances or issue additional L/Cs or L/C Guarantees hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of' Borrower; or (e) an order for relief shall have been issued or entered therein;

        8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

        8.8 If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

        8.9 If a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's properties or assets;

        8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

        8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

        8.12 If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn;

        8.13 If the obligation of any Individual Guarantor or Corporate Guarantor or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding;

        8.14 If (a) with respect to any Plan, there shall occur any of the following which could reasonably be expected to have a material adverse effect on the financial condition of Borrower: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC; (iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA; (vi) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Plan;
(vii) the receipt of a notice by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; (viii) a commencement or increase of contributions to, or the adoption of or the amendment of, a Plan; and (ix) the assessment against Borrower or any ERISA Affiliate of a tax under Section 4980B of the IRC; or (b) the Unfunded Benefit Liability of all of the Plans of Borrower and its ERISA Affiliates shall, in the aggregate, exceed Twenty Five Thousand Dollars ($25,000);

        8.15 If any writing, document, aging, certificate or other evidence of the Accounts or Inventory shall be materially incomplete, incorrect, or misleading at the time the same is furnished to Foothill; or

9.      FOOTHILL'S RIGHTS AND REMEDIES.

        9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                 (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                 (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                 (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral or the Real Property and without affecting the Obligations;

                 (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                 (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

                 (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                 (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                 (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

                 (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                 (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                 (k) Foothill shall give notice of the disposition of the Collateral as follows:

                          (1)     Foothill shall give Borrower and each holder
of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                          (2)     The notice shall be personally delivered or
mailed, postage prepaid, to Borrower as provided in Section 12, at least five
(5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                          (3)     If the sale is to be a public sale, Foothill
also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                 (l) Foothill may credit bid and purchase at any public sale; and

                 (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

        9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

10.     TAX AND EXPENSES.

        If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral or the Real Property, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.12, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.


11.     WAIVERS; INDEMNIFICATION.

        11.1 DEMAND; PROTEST; ETC. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

        11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

        11.3 INDEMNIFICATION. Except with respect to matters arising solely from the gross negligence or wilfull misconduct of Foothill, Borrower agrees to defend, indemnify, save, and hold Foothill and its officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document. This provision shall survive the termination of this Agreement.

        11.4 SURETYSHIP WAIVERS AND CONSENTS. Inc., L.P. and NBF (for the purposes of this Section 11.4, each a "Debtor") each acknowledge that the obligations of such Debtor undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of Persons other than such Debtor (including the other Debtor party hereto) and, in full recognition of that fact, each Debtor consents and agrees that Lender may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any one or more Debtors, and without affecting the enforceability or continuing effectiveness hereof as to each Debtor: (a) supplement, extend, renew, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waiver, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof; (d) accept partial payments on the Obligations; (e) receive and hold additional security or guaranties for the Obligations or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Lender in its sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Obligations or any part thereof; (h) settle, release on terms satisfactory to Lender or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change or any other restructuring or termination of the corporate, partnership or other form of existence of any Debtor or any other Person, and correspondingly restructure the Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Debtor or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

                 Upon the occurrence and during the continuance of any Event of Default, Lender may enforce this Agreement independently as to each Debtor and independently of any other remedy or security Lender at any time may have or hold in connection with the Obligations, and it shall not be necessary for Lender to marshal assets in favor of any Debtor or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Each Debtor expressly waives any right to require Lender to marshal assets in favor of any Debtor or any other Person or to proceed against any other Debtor or any collateral provided by any Person, and agrees that Lender may proceed against Debtors or any collateral in such order as it shall determine in its sole and absolute discretion.

                 Lender may file a separate action or actions against any Debtor, whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions. Each Debtor agrees that Lender and any Debtor and any Affiliate of any Debtor may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of this Agreement.

                 Lender's rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be requested to be restored or returned by Lender, all as though such amount had not been paid. The rights of Lender created or granted herein and the enforceability of this Agreement at all times shall remain effective to cover the full amount of all the Obligations even though the Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Debtor and whether or not any other Debtor shall have any personal liability with respect thereto.

                 To the maximum extent permitted by applicable law, each Debtor expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Debtor with respect to the Obligations, (b) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (c) the cessation for any cause whatsoever of the liability of any other Debtor (other than by reason of the full payment and performance of all Obligations), (d) any failure of Lender to marshal assets in favor of any Debtor or any other Person, (e) any failure of Lender to give notice of sale or other disposition of Collateral to any Debtor or any other Person or any defect in any notice that may be given in connection with any sale or disposition of Collateral, (f) any failure of Lender to comply with applicable law in connection with the sale or other disposition of any Collateral or other security for any Obligation, including any failure of Lender to conduct a commercially reasonable sale or other disposition of any Collateral or other security for any Obligation, (g) any act or omission of Lender or others that directly or indirectly results in or aids the discharge or release of any Debtor or the Obligations or any security or guaranty therefor by operation of law or otherwise, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation, (i) any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Lender of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, (l) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any lien in favor of Lender for any reason, or (o) any action taken by Lender that is authorized by this Section or any other provision of any Loan Document. Until such time as all of the Obligations have been fully, finally, and indefeasibly paid in full in cash: (i) each Debtor hereby waives and postpones any right of subrogation it has or may have as against any other Debtor with respect to the Obligations; and (ii) in addition, each Debtor also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Debtor. Each Debtor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurring of new additional Obligations.

                 In the event that all or any part of the Obligations at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Debtor authorizes Lender on Lender's behalf, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Debtor, the enforceability of this Agreement, or the validity or enforceability of any liens of, or for the benefit of, Lender on any Collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale. Without limiting the foregoing and without waiving the benefits of California Commercial Code Section 9501, Borrower specifically agrees that action maintained by Lender for the appointment of any receiver, trustee or custodian to collect rents, issues or profits or to obtain possession of any property shall not constitute an "action" within the meaning of Section 726 of the California Code of Civil Procedure.

                 To the fullest extent permitted by applicable law, each Debtor expressly waives any defenses to the enforcement of this Agreement or any rights of Lender created or granted hereby or to the recovery by Lender against any Debtor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Debtors and may preclude Debtors from obtaining reimbursement or contribution from other Debtors. Each Debtor expressly waives (i) any suretyship defenses or benefits that it otherwise might or would have under applicable law, and (ii) the right, if any, to require Lender to disclose to such Debtor any information it may now have or hereafter acquire concerning the other Debtor's character, credit, Collateral, financial condition or other matters. Each Debtor has established adequate means to obtain from the other Debtor on a continuing basis financial and other information pertaining to such Debtor's business and affairs, and assumes the responsibility for being and keeping itself informed of the financial and other conditions of the other Debtor and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Each Debtor expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property or interest therein of another Debtor that is subject to any such deeds of trust or mortgages or other instruments and any Debtor's failure to receive any such notice shall not impair or affect such Debtor's obligations or the enforceability of this Agreement or any rights of Lender created or granted hereby. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS SECTION, EACH DEBTOR WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY LENDER, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE

OBLIGATIONS, HAS DESTROYED SUCH DEBTOR'S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE PRINCIPAL DEBTOR BY THE OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, SECTION 580D OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, OR OTHERWISE. FURTHER, BORROWER EXPRESSLY WAIVES ANY RIGHT, DEFENSE OR BENEFIT UNDER CALIFORNIA CIVIL CODE SECTIONS 2809, 2810, 2819, 2845, 2849, 2850 AND 2855, AND CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 337, 580A AND 580B, AND MY AMENDMENTS THERETO.

                 Lender need not inquire into the powers of any of the Debtors or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All obligations of Debtors to Lender heretofore, now or hereafter created shall be deemed to have been granted at Debtors' special insistence and request and in consideration of and in reliance upon this Agreement.

                 Debtors and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Debtors otherwise may have against other Debtors, Lender or others, or against Collateral. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.


12.     NOTICES.

        Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, XX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

                 If to Borrower:  222 West Airport Freeway
                                  Irving, Texas  75062
                                  Attn.:  Glenn Bollinger
                                  Telefacsimile No. (214) 438-6242

                 If to Foothill:  FOOTHILL CAPITAL CORPORATION
                                  11111 Santa Monica Boulevard
                                  Suite 1500
                                  Los Angeles, California 90025-3333
                                  Attn.:  Business Finance Division Manager
                                  Telefacsimile No. (310)479-2690

        The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three
(3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

13.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

        THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS
SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY W ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.     DESTRUCTION OF BORROWER'S DOCUMENTS.

        All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

15.     GENERAL PROVISIONS.

        15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

        15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

        15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

        15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

        15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        15.6 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

        15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

        15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a AVoidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any' such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

        15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.


                                        FOOTHILL CAPITAL CORPORATION,
                                        a California corporation


                                        By: /s/ PATRICIA McLOUGHLIN
                                            ---------------------------------
                                        Title: SVP
                                               ------------------------------


                                        BOLLINGER INDUSTRIES, L.P.,
                                        a Texas limited partnership

                                        By:  Bollinger Operating Corp., its
                                             General Partner


                                        By: /s/ BOBBY D. BOLLINGER
                                            ---------------------------------
                                        Title: Vice Chairman
                                               ------------------------------


                                        BOLLINGER INDUSTRIES, INC.,
                                        a Delaware corporation


                                        By: /s/ BOBBY D. BOLLINGER
                                            ---------------------------------
                                        Title: President
                                               ------------------------------


                                        NBF, INC.,
                                        a Georgia corporation


                                        By: /s/ BOBBY D. BOLLINGER
                                            ---------------------------------
                                        Title: Chairman
                                               ------------------------------

                                  SCHEDULE E-1
                                       TO
                          LOAN AND SECURITY AGREEMENT
                                    BETWEEN
             BOLLINGER INDUSTRIES INC., BOLLINGER INDUSTRIES, L.P.
                           AND NBF INC. AS BORROWERS
                                      AND
                     FOOTHILL CAPITAL CORPORATION AS LENDER

                        Locations of Eligible Inventory

         Bollinger Industries L.P.
         222 W. Airport Freeway
         Irving, Texas 75062

         NBF Inc.
         303 Swett Avenue
         East Industrial Park
         Americus, GA  31709

         Bollinger Industries L.P.
         1905 110th Street
         Grand Prairie, Texas  75050

         Bollinger Industries L.P.
         602 Fountain Parkway
         Grand Prairie, Texas 75050

         Bollinger Industries L.P.
         5853 49th Street
         Lubbock, Texas 79424

         Kings Warehouse & Distribution
         2501 109th Street
         Grand Prairie, Texas 75050

         Fred Dunbar
         5750 Coopers Avenue
         Mississauga, Canada ON LAZ 2B9

         Mega Freight Lines (Finished Goods)
         1002 Fountain Parkway
         Grand Prairie, Texas 75050

         Meiko Freight Service (Finished Goods)
         3132-A East Dominguez Street
         Long Beach, CA 90810

                                  SCHEDULE P-1

                                PERMITTED LIENS

The collateral referred to in each of the following shall constitute Permitted Liens under this Agreement:

        NAME                              COLLATERAL DESCRIPTION

Pitney Bowes Credit                         Specific equipment
Associates Commercial Corporation           Specific equipment
Aloha Processing Center                     Specific equipment
Toyota Motor Credit Corp.                   Specific equipment
Gestetner Services, Inc.                    Specific equipment
NationsBanc Leasing Corporation             Specific equipment
Weyerhaeuser Company                        Specific equipment
Advanta Business Services Corp.             Specific equipment
S & S Machinery Corp.                       Specific equipment
Associates Leasing, Inc.                    Specific equipment
Walnut Equipment Leasing Co., Inc.          Specific equipment
World Omni Leasing, Inc.                    Specific equipment
Fountain Parkway, Ltd.                      Specific equipment
NationsBank Texas, N.A.                     Real Property and a
                                               junior lien on personal
                                               property (debt limited
                                               to $2,000,000)





Bollinger Industries, L.P.

                                  SCHEDULE R-1
                                       TO
                          LOAN AND SECURITY AGREEMENT
                                    BETWEEN
             BOLLINGER INDUSTRIES INC., BOLLINGER INDUSTRIES, L.P.
                           AND NBF INC. AS BORROWERS
                                      AND
                     FOOTHILL CAPITAL CORPORATION AS LENDER

                                 Real Property


1. Subject property on Southwest corner of Airport Freeway and Shoaf Drive and is known as 222 West Airport Freeway, Irving, Texas. Subject property is legally described as:

         BEING a tract of land out of the J.C. Read Survey, Abstract No. 1182, City of Irving, Dallas County, Texas, described by metes and bounds as follows:

         BEGINNING at point of intersection at South line of State Highway 183 with West line of Shoaf Drive;

         THENCE South 0.0 degrees, 34 minutes 47 seconds West along said West line of Shoaf Drive for a distance of 413.48 feet to a point for corner;

         THENCE North 89 degrees, 38 minutes, 02 seconds West for a distance of
         174.83 feet to a point for corner;

         THENCE North 0.0 degrees, 28 minutes, 38 seconds East for 413.48 feet to a point on South line of State Highway 183 for corner;

         THENCE South 89 degrees, 38 minutes, 0.0 seconds East along South line of State Highway 183 for a distance of 175.56 feet to place of beginning.

                                  SCHEDULE 5.7
                                       TO
                          LOAN AND SECURITY AGREEMENT
                                    BETWEEN
             BOLLINGER INDUSTRIES INC., BOLLINGER INDUSTRIES, L.P.
                           AND NBF INC. AS BORROWERS
                                      AND
                     FOOTHILL CAPITAL CORPORATION AS LENDER

          Borrower's Business Organization Structure and Subsidiaries


Bollinger Industries Inc. (Delaware corporation FIN 75-2502577)

         100% Subsidiaries

         Bollinger Operating Corp. - A Nevada corporation (FIN 75-2502574) and 1% general partner in Bollinger Industries, L.P., a Texas limited partnership (FIN 75-2502573).

         Bollinger Holding Corp. - A Delaware corporation (FIN 51-0350501) and the 99% limited partner in Bollinger Industries, L.P., a Texas limited partnership (FIN 75-2502573).

         NBF, Inc. - A Georgia corporation (FIN 58-2110622).

         Bollinger Sports, Inc. - A Texas corporation (FIN 75-1633803) currently in liquidation and the 100% parent of:

                 C.G. Products, Inc., a California corporation (FIN 95-2959026)currently in liquidation; and

                 Tarbox, Inc., a Texas corporation (FIN 75-1806447) currently in liquidation.

                                  SCHEDULE 5.9
                                       TO
                          LOAN AND SECURITY AGREEMENT
                                    BETWEEN
             BOLLINGER INDUSTRIES INC., BOLLINGER INDUSTRIES, L.P.
                           AND NBF INC. AS BORROWERS
                                      AND
                     FOOTHILL CAPITAL CORPORATION AS LENDER

                                   Litigation

1. Bollinger Industries, Inc. (the "Company"), Glenn D. Bollinger (Chairman & CEO), Bobby D. Bollinger (President), Curtis D. Logan (former CFO), Michael J. Beck (former CAO), John L. Maguire (Director), William Blair & Company, Rauscher Pierce Refsnes, Inc. (former underwriters of initial public offering), and Grant Thornton, L.L.P. (former independent accountants) are defendants (the "Suntrust Defendants") in a lawsuit brought in the District Courts, Dallas County, Texas, by shareholder Suntrust Bank Atlanta, as trustee for Suntrust Retirement Sunbelt Equity Fund, on behalf of themselves and all persons similarly situated. In addition, the Company, Glenn D. Bollinger, Bobby D. Bollinger, Curtis D. Logan, and Michael J.
         Beck, are defendants (the "STI Defendants") in a lawsuit brought in the United States District Court for the Northern District of Texas, Dallas Division, by shareholders STI Classic Fund and STI Classic Sunbelt, on behalf of themselves and all persons similarly situated. The lawsuits purport to be class actions and allege certain misrepresentations and fraudulent actions by the Suntrust and STI Defendants. Both lawsuits seek damages, exemplary damages, interest, costs, and expenses. Management of the Company does not believe either lawsuit has merit. However, if the plaintiffs should prevail in either lawsuit, it could have a material adverse effect on the Company.

2. The Company has been contacted by the Department of Labor (DOL) in regard to certain questions about its former Employee Stock Ownership Plan (the "ESOP"). Assets of the ESOP are held in the Company's 401(K) plan which is the successor to the ESOP. The Company is responding to and cooperating with the DOL. The DOL has not initiated any proceeding with respect to the ESOP or any other of the Company's employee benefit plans.

3. The staff of the Securities and Exchange Commission has indicated to the Company it is their preliminary determination to recommend a civil injunctive action be brought against the Company, Glenn Bollinger and Ronald Bollinger, based upon what the staff believes to be violations of various securities laws, including Sections 10(b), 13(a), and 13(b) of the Securities Exchange Act of 1934 and various rules promulgated thereunder. The purported violations are alleged to arise out of certain transactions which occurred during the fiscal years

         1994 and 1995. The staff has stated it will not recommend seeking monetary penalties against the Company.

4. A letter dated August 11, 1996 from George T. Johns of Tracy & Holland L.L.P. (Counsel for Borrower) to Marshall C. Stoddard, Jr. of Kelley Drye & Warren L.L.P. (Counsel to Lender) provides additional disclosure with regard to a claim made by Sovereign General Insurance against NBF Inc. This relates to a policy claim occurring prior to the acquisition of assets in Georgia by NBF Inc. and under a policy that was issued to the prior owner of the acquired assets. Borrower has provided information to counsel for Sovereign General Insurance that Borrower believes resolves the issue, and no further inquiry has been received with regard to the issue. The referenced letter should be referred to for additional information.

                                  EXHIBIT 5.14
                                       TO
                          LOAN AND SECURITY AGREEMENT
                                    BETWEEN
             BOLLINGER INDUSTRIES INC., BOLLINGER INDUSTRIES, L.P.,
                           AND NBF INC. AS BORROWERS
                                      AND
                     FOOTHILL CAPITAL CORPORATION AS LENDER

                      Patents, Copyrights, and Trademarks

         Bollinger Fitness (TM)

         StarLock (C), SlipLock (TM) and CamLock (C) weightlifting systems

         Zoom Off (C) quick release weightlifting

         BrightBells (C) dumbbells

         Step by Step (TM), FlexStep and SoftStep (TM) low impact aerobics items

         UltraArm (TM) underarm firmer

         ToneUp 1-2-3 exercise kit,

         RibMat (TM) exercise mats

         TrimRider (TM) aerobic riders

         Nautilus (TM) Ab-Rock'it abdominal exerciser

         NBF (TM) and UltraBounce (TM) trampolines

         Solar (TM) trimming products

         PowerShorts (TM) compression shorts

         Softone (C) wrist weights

         Exergrip (TM) strengthening putty

         AirFlo (TM) nasal strips

                      BOLLINGER INDUSTRIES, INC. -FITNESS
                      INTELLECTUAL PROPERTY STATUS REPORT
                    PATENTS LICENSED BY BOLLINGER INDUSTRIES

------------------------------------------------------------------------------------------------------------------------------------
                         SERIAL NO.         ISSUE NO.      INVENTORS                          TYPE OF LICENSE
  PATENT TITLE          FILING DATE         ISSUE DATE                                          AND LICENSOR
------------------------------------------------------------------------------------------------------------------------------------
Exercise Apparatus        389,360           5,004,227      Ned Hoffman            Limited Exclusive License from Sports-Mitt
(Zoom Off Gloves)         8/25/89            04/02/91                             International  (assignee of record) for weight
                                                                                  lifting gloves, cross training gloves and all
                                                                                  purpose fitness gloves

Exercise Cuffs            627,275           4,602,784      Brent R. Budden        Non-Exclusive License from by Gregory W. Durward
(Softone Weights)          7/2/84            7/29/86       Jo Anne Budden

Power Forearm                               7,710,535                             Exclusive License
Developer                                 Taiwan Patent                           Manufacturing Purchase Agreement

Ziplock Collars                              163,131                              Non-Exclusive License
                                            wrong no.                             Distribution Agreement

Universal Ankle          7,477,058          5,090,404      Charles Kellassy       Exclusive License from Kellassy.  For sale in
Support                   02/07/90           02/25/92                             U.S. only.

Softone Weights           610,777            D287,525      Gregory W. Durward     Non-Exclusive License from by Durward
                          05/16/84           12/30/87

Pushovers                8/236/484                         John Flemming

                      INTELLECTUAL PROPERTY STATUS REPORT
                   PATENTS OWNED BY BOLLINGER INDUSTRIES, LP

------------------------------------------------------------------------
                                           Serial No.          Issue No.
    Patent Title                           Filing Date        Issue Date
------------------------------------------------------------------------
Spring Type Exercising Device                631,860           4,022,463
                                            11/14/75

Hand Exercise Weights                        579,062           4,556,215
                                             2/10/84            12/3/85

Hand Exercise Weights                        579,062           4,575,075
                                             2/10/84            3/11/86

Cross Country Ski Exercise Device           7/122,459          4,804,178
(Easy Glider Exercise Device)               11/19/87            2/14/89

Cross Country Ski Exerciser                 7/183,179          D315,764
Easy Glider Exercise Device                 04/19/88           03/26/91

                      INTELLECTUAL PROPERTY STATUS REPORT
                  PATENTS OWNED BY BOLLINGER INDUSTRIES, INC.

------------------------------------------------------------------------
                                           SERIAL NO.          ISSUE NO.
     PATENT TITLE                          FILING DATE        ISSUE DATE
------------------------------------------------------------------------
Adjustable seat assembly for                6-915,987          4,746,114
Exercise Apparatus                           10/6/86            5/24/88

Starlock Nut Design                         6/510,064          D278,029
                                            07/01/83           03/19/85

Curling Bar                                 6/700,520          D290,485
                                            02/11/85           06/23/87

Adjustable Exercise Bench                   6/916,060          D300,045
                                            10/06/86           02/28/89

Physical Exerciser                          6/916,060          D300,048
                                            10/06/86           02/28/89

Adjustable Exercise Bench                   7/169,336          D300,485
                                            03/17/88           04/04/89




                      INTELLECTUAL PROPERTY STATUS REPORT
                           PATENTS OWNED BY NBF, INC.

------------------------------------------------------------------------
                                           SERIAL NO.          ISSUE NO.
     PATENT TITLE                          FILING DATE        ISSUE DATE
------------------------------------------------------------------------
Trampoline having safety features           3/6/92             10/25/95

                                 SCHEDULE 6.15
                                       TO
                          LOAN AND SECURITY AGREEMENT
                                    BETWEEN
             BOLLINGER INDUSTRIES INC., BOLLINGER INDUSTRIES, L.P.
                           AND NBF INC. AS BORROWERS
                                      AND
                     FOOTHILL CAPITAL CORPORATION AS LENDER

                       Inventory and Equipment Locations

BOLLINGER INDUSTRIES INC.

Locations for Doing Business:

         1.      (a)      Americus (NBF) (Trampolines)
                          303 Swett Avenue
                          Sumter County
                          Americus, GA  31709

                 (b)      Manufacturing trampolines and warehouse

         2.      (a)      Grand Prairie (Fitness)
                          1905 110th Street
                          Tarrant County
                          Grand Prairie, Texas  75050

                 (b)      Manufacturing and warehouse

         3.      (a)      602 Fountain Parkway
                          Tarrant County
                          Grand Prairie, Texas 75050

                 (b)      Retail Outlet Store

         4.      (a)      524 E. 40th St.
                          Lubbock County
                          Lubbock, Texas  79404

                 (b)      Manufacturing and warehouse

Bollinger Industries, Inc.
Offsite Warehouse Locations

ABG Packaging & Assembly                Groupo ABC De Mexico
2716 Cullen Street                      AV North 4 No. 7
Fort Worth, TX 76104                    San Juan Del Rio
                                        Mexico, QRO 76809
Insul-Fab of Texas
9101 Chancellor Row                     Sew Whatever
Dallas, TX 75247                        1061 Duncan-Perry #107
                                        Arlington, Texas 76111

Fiber Co.                               Dowling Textile
1330 Eden Dr.                           304 Legion Dr.
Fort Worth, TX 76117                    Eastman, GA  31023

Meiko Freight Service                   Pro-Tec (Bollinger)
3132-A East Dominguez St.               222 W. Airport Freeway
Long Beach, CA 90810                    Irving, TX  75062

Komplete Packaging                      AirDock Systems
1141 108th St.                          100 Craven Point Rd.
Arlington, TX 76011                     Jersey City, NJ 07305

Dunhams Athleisure                      Cargo Logistics
5000 Dixie Hwy.                         200 Middlesex Ave.
Waterford, MI  480l20                   Cateret, NJ  07008

Bollinger Healthcare
5853 49th St.
Lubbock, TX  79424

QVC Network
1200 Wilson Dr.
West Chester, PA

Kings Warehouse & Distribution
2501 109th St.
Grand Prairie, TX  75050

Dowling Textile
615 Macon Rd.
McDonouigh, GA  30253

Pacer Fitness (Bollinger)
222 W. Airport Freeway
Irving, TX 75062

Fred Dunbar
5750 Coopers Ave.
Mississauga, Canada ON  L4Z 2B9

NBF, Inc.
303 Swett Ave.
Americus, GA  31709

Mega Freight Lines
1002 Fountain Parkway
Grand Prairie, TX  75050

YKK
1306 Cobb Industrial
Marietta, GA  30066

                           BOLLINGER INDUSTRIES L.P.

Locations for Doing Business:

         1.      (a)      Americus (NBF) (Trampolines)
                          303 Swett Avenue
                          Sumter County
                          Americus, GA  31709

                 (b)      Manufacturing trampolines and warehouse

         2.      (a)      Grand Prairie (Fitness)
                          1905 110th Street
                          Tarrant County
                          Grand Prairie, Texas  75050
                 (b)      Manufacturing and warehouse

         3.      (a)      602 Fountain Parkway
                          Tarrant County
                          Grand Prairie, Texas 75050

                 (b)      Retail Outlet Store

         4.      (a)      524 E. 40th St.
                          Lubbock County
                          Lubbock, Texas  79404

                 (b)      Manufacturing and warehouse


Bollinger Industries, LP
Offsite Warehouse Locations

ABG Packaging & Assembly                Fiber Co.
2716 Cullen Street                      1330 Eden Dr.
Fort Worth, TX 76104                    Fort Worth, TX 76117

Insul-Fab of Texas                      Meiko Freight Service
9101 Chancellor Row                     3132-A East Dominguez St.
Dallas, TX 75247                        Long Beach, CA 90810

Groupo ABC De Mexico                    Komplete Packaging
AV North 4 No. 7                        1141 108th St.
San Juan Del Rio                        Arlington, TX 76011
Mexico, QRO 76809
                                        Dunhams Athleisure
Sew Whatever                            5000 Dixie Hwy.
1061 Duncan-Perry #107                  Waterford, MI  480l20
Arlington, Texas 76111
                                        Bollinger Healthcare
                                        5853 49th St.
                                        Lubbock, TX  79424

QVC Network
1200 Wilson Dr.
West Chester, PA

Kings Warehouse & Distribution
2501 109th St.
Grand Prairie, TX  75050

Fred Dunbar
5750 Coopers Ave.
Mississauga, Canada ON  L4Z 2B9

NBF, Inc.
303 Swett Ave.
Americus, GA  31709

Mega Freight Lines
1002 Fountain Parkway
Grand Prairie, TX  75050

AirDock Systems
100 Craven Point Rd.
Jersey City, NJ 07305

Cargo Logistics
200 Middlesex Ave.
Cateret, NJ  07008

                                   NBF, INC.

Locations for Doing Business:

         1.      (a)      Americus (NBF) (Trampolines)
                          303 Swett Avenue
                          Sumter County
                          Americus, GA  31709

                 (b)      Manufacturing trampolines and warehouse

         2.      (a)      Grand Prairie (Fitness)
                          1905 110th Street
                          Tarrant County
                          Grand Prairie, Texas  75050

                 (b)      Manufacturing and warehouse

         3.      (a)      602 Fountain Parkway
                          Tarrant County
                          Grand Prairie, Texas 75050

                 (b)      Retail Outlet Store

NBF, Inc.
Offsite Warehouse Locations

Dowling Textile
615 Macon Rd.
McDonouigh, GA  30253

YKK
1306 Cobb Industrial
Marietta, GA  30066

Dowling Textile
304 Legion Dr.
Eastman, GA  31023